FAIRBANKS PURCHASE AGREEMENT


     This Agreement ("Agreement") is entered into on this 30th day of June, 1994 between O'Brien Environmental Energy, Inc., a Delaware Corporation, with its principal offices at 225 S. Eighth Street, Philadelphia, Pennsylvania (hereinafter "Purchaser") and SmithKline Beecham Corporation, a Pennsylvania corporation, with offices 709 Swedeland Road, King of Prussia, PA 19406-0930 (hereinafter "Seller").


                           BACKGROUND

     WHEREAS, the Purchaser wishes to purchase, subject to the terms and conditions set out below, two (2) diesel powered electric generator sets manufactured by Fairbanks Morse with a combine net electric output rating of approximately four (4) megawatts and related equipment and further described in Exhibit A (the "Gensets"); and

     WHEREAS, the Seller is the owner of said Gensets and is willing to sell to the Purchaser said Gensets on the terms and conditions set out below;

     NOW THEREFORE, in consideration of the mutual covenants contained herein, the sufficiency of which is acknowledged by both parties, the parties do hereby agree as follows:

     1. Purchase of Gensets: Purchaser hereby agrees to purchase, and Seller agrees to sell, subject to the terms and conditions set out below, the Gensets plus all auxiliary equipment, as more fully described in the specifications set out in Exhibit A to this Agreement (hereinafter the "Equipment").

     2. Price: The purchase price for the Equipment shall be $250,000. Such price is firm, and is not subject to escalation.

     3. Shipping and Delivery Terms: Purchaser shall be responsible for the cost of removing and shipping the Equipment from its present location at the power house facility located on Seller's property in King of Prussia, PA. Purchaser agrees that it will not remove the Equipment until 4.8 megawatts of the Emergency Generators have been installed and are operating in accordance with and the Seller has acknowledged in writing that the Purchaser has complied with the terms of the Energy Service Agreement dated February 28, 1994 between the Seller and O'Brien Standby Power Energy, Inc., as amended by an Amendment to Energy Service Agreement dated June 30, 1994 (the "Amended Energy Agreement"). Seller agrees to allow Purchaser to store the Equipment at such facility at no cost to Purchaser from the date of this Agreement until the Removal Date.

     4. Acceptance of Purchase Order: Purchaser expressly limits Seller's acceptance of this Agreement to the terms and conditions of purchase stated herein, except as may be modified by Seller and accepted by Purchaser in writing.

     5. Payment Schedule: Payment for the Equipment shall be due as follows: (a) $25,000 within six (6) months of the execution of this Agreement and (b) $25,000 every twelve (12) months thereafter until the sum of $250,000 is fully paid.

     6. Passage of Title: Title to all Equipment shall pass to Purchaser upon the execution of this Agreement. Purchaser warrants that title shall be free of all encumbrances and liens, and Seller shall indemnify Purchaser against any expenses incurred in removing any such encumbrances or liens, including reasonable legal fees.

     7. Condition of Equipment: Seller represents that the Equipment is used and is being sold in its "as is, where is" condition. Seller shall provide to Purchaser all drawings, operation and maintenance manuals, and technical specifications which it has available.

     8. Responsibility for Taxes and Duties: Seller represents that all duties or other taxes which may be owing on the Equipment have been paid in full.

     9. Dispute Resolution: In the event a dispute arises between Seller and Purchaser regarding the application or interpretation of any provision of this Agreement, the aggrieved party shall promptly notify the other party to this Agreement of the dispute within ten (10) business days after such dispute arises. If the parties shall have failed to resolve the dispute within ten (10) business days after delivery of such notice, each party shall, within five (5) business days thereafter, nominate a senior officer of its management to meet at a mutually agreeable location to resolve the dispute. Should the parties be unable to resolve the dispute to their mutual satisfaction within ten (10) business days after such nomination, each Party shall have the right to pursue any and all remedies available at law or in equity. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, and any such action brought to enforce this Agreement shall be limited to the courts of Pennsylvania. Seller agrees to submit to the jurisdiction of such courts, and agrees that any judgment shall be binding and enforceable as to Seller.

     10. No Waiver: Any failure of any party to enforce any of the provisions of this Agreement or to require compliance with any of its terms at any time during the pendency of this Agreement shall in no way affect the validity of this Agreement, or any part thereof, and shall not be deemed a waiver of the right of such party thereafter to enforce any and each such provisions.

     11. Complete Agreement: This Agreement with the terms and conditions of purchase stated herein and its attached specifications, drawings, Exhibits, special instructions, if applicable, which by this reference are made a part hereof, sets forth the entire Agreement between the parties, and all prior and contemporaneous negotiations and writings are superseded and replaced hereby. No other terms or conditions, including those contained in any quotation or acknowledgement issued by Seller, shall be binding upon Purchase unless accepted in writing by Purchaser.

     12. Counterparts; Facsimile Signature: This Agreement may be executed in two or more counterparts, all of which when taken together shall constitute one and the same agreement. Any Facsimile signature of either party hereto shall constitute a legal, valid and binding execution hereof by such party.

     13. Set-off Regarding Payment: In the event that the Purchaser or the Seller is not paid in full for any undisputed amount then due and owing pursuant to this Agreement or the Amended Energy Agreement, the affected party shall have the right, notwithstanding any other rights such party may have against any other person, firm or corporation, to set-off such unpaid amount against any amounts owned by it or to it pursuant to this Agreement or to the Amended Energy Agreement.

     IN WITNESS WHEREOF, the Purchaser and the Seller have executed this Agreement on the date first above stated.


SMITHKLINE BEECHAM                 O'BRIEN ENVIRONMENTAL
CORPORATION                        ENERGY, INC.


By:                                By:
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Title:                             Title:
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